As filed with the Securities and Exchange Commission on May 12, 2014	Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

FAIRPOINT COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3725229 (I.R.S. Employer Identification No.)
521 East Morehead Street
Suite 500
Charlotte, NC 28202
(Address of Principal Executive Offices) (Zip Code)

FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan
(Full title of the plan)

Shirley J. Linn, Esq.
Executive Vice President, General Counsel and Secretary
FairPoint Communications, Inc.
521 East Morehead Street, Suite 500
Charlotte, NC 28202
(Name and address of agent for service)
(704) 344-8150
(Telephone number, including area code, of agent for service)

Copies to:
Jeffrey J. Pellegrino, Esq.
Paul Hastings LLP
75 East 55th Street
New York, NY 10022
(212) 318-6000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,850,000	$12.87	$36,679,500	$4,724.32
(1) This Registration Statement registers shares of common stock, par value $0.01 per share (the “Common Stock”), of FairPoint Communications, Inc., a Delaware corporation (the “Registrant”), issuable under the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Common Stock.
 (2) Estimated pursuant to Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low sale prices for a share of the Common Stock as reported on The NASDAQ Capital Market on May 8, 2014.

REGISTRATION OF ADDITIONAL SECURITIES

FairPoint Communications, Inc. (the “Registrant”) has prepared this registration statement (this “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 2,850,000 shares of the Registrant’s common stock, par value $0.01 per share, issuable pursuant to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (the “Plan”). The Registrant previously filed a registration statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on January 24, 2011 (File No. 333-171835) (the “Prior Registration Statement”). Pursuant to the Prior Registration Statement, the Registrant registered shares of Common Stock that may be issued under the FairPoint Communications, Inc. 2010 Long Term Incentive Plan. The contents of the Prior Registration Statement are incorporated herein by reference pursuant to General Instruction E of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents are hereby incorporated into this Registration Statement:
(a)    The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 5, 2014 (including information specifically incorporated by reference from our definitive proxy statement on Schedule 14A filed with the Commission on March 27, 2014);
(b)    The Registrant’s Quarterly Report on Form 10‑Q for the quarter ended March 31, 2014, filed with the Commission on May 6, 2014;
(c)     The Registrant’s Current Reports on Form 8‑K, filed with the Commission on February 12, 2014,February 21, 2014 and May 12, 2014; and
(d)     The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on January 24, 2011, as amended by the Registrant’s Registration Statement on Form 8-A/A filed with the Commission on January 24, 2011.
All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents, except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.
For the purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
The Registrant is a Delaware corporation. The Registrant’s certificate of incorporation provides for the elimination of the personal liability of the directors of the Registrant to the fullest extent permitted by Delaware law and the Registrant’s By-Laws provide for indemnification to the fullest extent permitted by Delaware law.
Subsection (b)(7) of Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual who served or is serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual who served or is serving at the corporation’s request as a director, officer, employee or agent of another corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
In addition, the Registrant’s By-Laws, in accordance with the DGCL, provide that the Registrant must advance expenses incurred by or on behalf of an indemnitee in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Section 145 of the DGCL further provides that (i) to the extent a present or former director or officer has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) the indemnification and advancement of expenses provided for, by or granted pursuant to, Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the persons seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office; and (iii) the corporation is empowered to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual who is or was serving at the corporation’s request as a director, officer or employee of another organization, against any liability asserted against him or her or incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145 of the DGCL.
Any amendment or alteration to, or repeal of, the provisions in the Registrant’s certificate of incorporation or its By-Laws relating to rights of indemnification or to advancements of expenses will not eliminate or limit any such rights in respect of any act or omission that took place prior to such amendment, alteration or repeal.
The Registrant has entered into an indemnification agreement with each of its directors. In addition, the Registrant has entered into employment agreements with certain of its officers that contain indemnification provisions. These agreements and provisions, as the case may be, are intended to ensure that such individuals are indemnified to the fullest extent permitted under applicable law.
The Registrant also maintains directors’ and officers’ insurance providing indemnification against certain liabilities for all of its directors and officers and certain other employees.

Item 8. Exhibits.

Exhibit	Description
4.1
FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.2
Form of Non-Incentive Stock Option Award Agreement for directors relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.3
Form of Restricted Share Award Agreement for directors relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.4
Form of Stock Option Award Agreement for employees relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.5
Form of Restricted Share Award Agreement for employees relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

5.1	Opinion of Paul Hastings LLP regarding the legality of the securities being registered hereunder
23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on the signature page)
Item 9. Undertakings.
(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Charlotte, State of North Carolina, on May 12, 2014.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Shirley J. Linn Shirley J. Linn Executive Vice President, Secretary and General Counsel

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul H. Sunu and Ajay Sabherwal and each of them singly, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities (including such person’s capacity as a director and/or officer of the Registrant), to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following in the capacities and on the date indicated.

Signature	Title	Date
/s/ Paul H. Sunu Paul H. Sunu	Chief Executive Officer and Director (Principal Executive Officer)	May 12, 2014
/s/ Ajay Sabherwal Ajay Sabherwal	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 12, 2014
/s/ John T. Hogshire John T. Hogshire	Senior Vice President and Controller (Principal Accounting Officer)	May 12, 2014
/s/ Peter D. Aquino Peter D. Aquino	Director	May 12, 2014
/s/ Dennis J. Austin Dennis J. Austin	Director	May 12, 2014
/s/ Peter C. Gingold Peter C. Gingold	Director	May 12, 2014
/s/ Edward D. Horowitz Edward D. Horowitz	Director	May 12, 2014
/s/ Michael J. Mahoney Michael J. Mahoney	Director	May 12, 2014
/s/ Michael K. Robinson Michael K. Robinson	Director	May 12, 2014
/s/ David L. Treadwell David L. Treadwell	Director	May 12, 2014
/s/ Wayne Wilson Wayne Wilson	Director	May 12, 2014

INDEX TO EXHIBITS

Exhibit	Description
4.1
FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.2
Form of Non-Incentive Stock Option Award Agreement for directors relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.3
Form of Restricted Share Award Agreement for directors relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.4
Form of Stock Option Award Agreement for employees relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

4.5
Form of Restricted Share Award Agreement for employees relating to the FairPoint Communications, Inc. Amended and Restated 2010 Long Term Incentive Plan (filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, filed on May 12, 2014 and incorporated by reference herein)

5.1	Opinion of Paul Hastings LLP regarding the legality of the securities being registered hereunder
23.1	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
24.1	Power of Attorney (included on the signature page)